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Nike, Inc. Announces that Mark Parker will continue as Chairman, President and CEO beyond 2020
-- Trevor Edwards, Nike Brand President, to retire from Nike

Beaverton, Ore., March 15, 2018 - NIKE, Inc. (NYSE: NKE) today announced that Mark Parker will remain as Chairman, President and CEO beyond 2020 and Elliott Hill, former President of Nike Geographies, will take on the new role as President of Consumer and Marketplace. In this role, he will be responsible for Marketing, Geographies, Nike Direct and Global Sales. Michael Spillane will continue to lead all Categories, Design, Product and Merchandising. In the new structure, both Hill and Spillane will report directly to Mark Parker. Trevor Edwards, Nike Brand President, has decided to retire from Nike in August. He will now serve as an advisor to Mark Parker until his retirement as Nike transitions its organization.

“I’d like to thank Trevor for the important role he has played for 25 years and for his significant contributions. He has helped us grow and strengthen our brand on a global scale. I am committed to stay in my role as Chairman, President and CEO beyond 2020. Trevor has decided to retire,” said Mark Parker. “We are fortunate to have a strong management team in place who is well suited to drive our next stage of growth and to steward and evolve our culture in the future.”

About NIKE, Inc.
NIKE, Inc., based near Beaverton, Ore., is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, Nike’s earnings releases and other financial information are available at http://investors.nike.com. Individuals can also visit http://news.nike.com/ and follow @Nike.

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